                                                                     EXHIBIT 2.4


                          CERTIFICATE OF DETERMINATION
                                  OF RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                        DIGITAL GENERATION SYSTEMS, INC.

         We, Kenneth Cheng, and Thomas P. Shanahan, the Vice President and the Assistant Secretary, respectively, of Digital Generation Systems, Inc., a corporation organized and existing under the laws of the State of California (the "Corporation"), do hereby certify as follows:

         A. Pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Amended and Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation"), on July 12, 1997 the Board of Directors adopted the following resolution creating a series of Preferred Stock designated as "Series A Preferred Stock":

         RESOLVED, that pursuant to the authority vested in the Board of Directors of Digital Generation Systems, Inc., a California corporation (the "Corporation"), in accordance with the provisions of the Corporation's Amended and Restated Articles of Incorporation, a series of Preferred Stock of the Corporation be, and hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1. Designation and Number. There is hereby designated a series of Preferred Stock to be known as "Series A Preferred Stock." The number of shares constituting the Series A Preferred Stock shall be 5,000,000 shares.

         2. Dividends. No dividend or distribution in cash, shares of stock or other property on the Common Stock of the Corporation shall be declared or paid or set apart for payment unless, at the same time, the same dividend or distribution is declared or paid, or set apart, as the case may be, on the Series A Preferred Stock, at the rate per share of Series A Preferred Stock based upon the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of
Section 6 of this Certificate of Determination, at the record date for the determination of shareholders entitled to such dividend or distribution on the Common Stock; provided, however, that in the event that (a) the Corporation shall have less than $17.8 million in total revenue for fiscal third and fourth quarter, 1997 combined (based on the audited financial statements for the year ended December 31, 1997), or (b) insofar as it is possible to support a tape interface with an MPEG disk-based system, the Sony RS 422 Standard Video Transmission Interface shall not be completed and available for customer use by December 31, 1997 (as determined by the holders of a majority of the outstanding shares of Series A Preferred Stock in their sole discretion), then the holders of the Series A Preferred Stock, in preference to the holders of Common Stock and of any shares of other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends, shall be entitled to receive, out of assets or profits of the Corporation
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legally available therefor, cumulative cash dividends (the "Preferred
Dividends"), payable quarterly, in arrears on March 31, June 30, September 30 and December 31 in each year, or, if not a Business Day, on the next Business Day, at an annual rate of 7% of the Conversion Price, from January 1, 2000, provided further, however, that in the event that any time after the public announcement by the Corporation of the fourth quarter, 1997, earnings results, the Market Price per share of the Common Stock shall exceed the Conversion Price multiplied by 2 for at least 25 days out of 40 consecutive Trading Days, then the holders of the Series A Preferred Stock shall no longer be entitled to receive the Preferred Dividends.

         3.      Voting Rights.

                 (a) In addition to any voting rights provided by law and the special voting rights provided in Section 9 below, the holder of each share of Series A Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and the shares of Series A Preferred Stock held by each such holder shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 6 of this Certificate of Determination at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as required by law or as otherwise set forth in this Certificate of Determination, the holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class and not as separate classes.

                 (b) The holders of the Series A Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect one director of the Corporation, with the remaining directors to be elected by the other classes of stock entitled to vote therefor at each meeting of shareholders held for the purpose of electing directors (the "Series A Preferred Director"). The right of the holders of Series A Preferred Stock to vote for the election of directors may be exercised at any annual meeting or at any special meeting called for such purpose or at any adjournment thereof, or by the unanimous written consent, delivered to the Secretary of the Corporation, of the holders of all of the shares of Series A Preferred Stock outstanding as of the record date of such written consent.

                          As promptly as practicable after the date of issuance
of the Series A Preferred Stock, the board of directors of the Corporation shall call for a special meeting or written consent of the holders of shares of Series A Preferred to elect the Series A Preferred Director. Each director, and any subsequent director elected pursuant to this paragraph, shall serve, as a director until his successor is elected and qualified. In the event of a vacancy in respect of any directorship elected by the holders of shares of Series A Preferred Stock pursuant to this Section 3(b), the Corporation agrees to call a special meeting of the holders of shares of Series A Preferred Stock at the request of the majority of the holders of outstanding Series A Preferred Stock, in order that the holders of the Series A Preferred Stock may elect a successor director, and at which meeting the holders of




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Series A Preferred Stock shall be entitled to the same voting rights as provided in the first sentence of the prior paragraph of this Section 3(b).

         4. Reacquired Shares. Shares of Series A Preferred Stock converted, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the conversion, purchase or acquisition thereof. None of such shares of Series A Preferred Stock shall be reissued by the Corporation.

         5.      Liquidation, Dissolution or Winding Up.

                 (a) In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding up of the Corporation (each, a "Liquidation"), the holders of the shares of the Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Stock, the Preferred Amount Per Share (as defined below) with respect to each outstanding share of Series A Preferred Stock; provided, however, that if the amount which would have been paid upon any such Liquidation in respect of the aggregate number of shares of Common Stock into which the Preferred Stock is then convertible, divided by the number of shares of Series A Preferred Stock issued by the Corporation and then outstanding, is greater than the Preferred Amount Per Share (without giving effect to any liquidation preference in favor of the holders of Series A Preferred Stock), then the holders of Series A Preferred Stock shall be entitled to receive in such Liquidation such greater amount for each share of Series A Preferred Stock then issued and outstanding.

                 (b) If, upon any such Liquidation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit payment of the full amount of the Preferred Amount Per Share with respect to each share of Series A Preferred Stock, then the entire assets of the Corporation to be distributed among the holders of the Series A Preferred Stock shall be distributed ratably among such holders.

                 (c) After the payment to the holders of shares of the Series A Preferred Stock of the full amount of any liquidating distribution to which they are entitled under this Section 5, the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                 (d) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined in Section 10 hereof) or Persons nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a Liquidation for purposes of this Certificate of Determination.

                 (e) "Preferred Amount Per Share" shall mean, with respect to each share of Series A Preferred Stock, $3.535.





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         6.      Conversion.

                 (a) Each share of Series A Preferred Stock shall automatically be converted into a number of shares of Common Stock, equal to the quotient of the Preferred Amount Per Share divided by the Conversion Price (as defined in Section 10 hereof) (such quotient being referred to herein as the "Conversion Ratio"), (i) on the date of and upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of the Corporation's Common Stock for the account of the Corporation in which the aggregate gross proceeds received by the Corporation equal or exceed $15,000,000 and the price per share of which exceeds $9.50 per share (as adjusted for any stock dividend, split, subdivision, reclassification or combination occurring after the Issue Date) or (ii) at the close of business on the Trading Day which is the 10th consecutive Trading Day in which the closing bid price for the Common Stock on NASDAQ (or any exchange on which the Common Stock is then being traded) shall have exceeded $12.00 per share (as adjusted for any stock dividend, split, subdivision, reclassification or combination occurring after the Issue Date) or (iii) in the event of an acquisition by a Person of more than 50% of the Corporation's Common Stock at a price greater than $6.00 per share (as adjusted for any stock dividend, split, subdivision, reclassification or combination occurring after the Issue Date) (each of the events described in clause (i), (ii) and (iii) of this Section 6(a) shall be referred to herein as an "Automatic Conversion Event"). In addition, at the option of the holder of any shares of Series A Preferred Stock, such holder shall have the right, at any time and from time to time, by written notice to the Corporation, to convert any share of Series A Preferred Stock owned by such holder into a number of shares of Common Stock, at the then effective Conversion Ratio.

                 (b) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock, and shall take a action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series A Preferred Stock.

                 (c) The Conversion Price shall be subject to adjustment from time to time as follows:

                        (i) In case the Corporation shall at any time or from time to time after the date hereof (A) pay any dividend, or make any distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price in effect on the record date therefor, if applicable, or the effective date thereof, whichever is earlier, shall be adjusted so that the holder of any shares of Series A Preferred Stock thereafter convertible into Common Stock pursuant to this of this Certificate of Determination shall be entitled to receive the number and type of shares of Common





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Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series A Preferred Stock been converted into Common Stock immediately prior to the happening of such event or the record date therefor, as applicable. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                       (ii) Except with respect to Excluded Securities (as defined below), in case the Corporation shall issue or sell any shares of Common Stock (or Common Stock Equivalents) after the date hereof (the "Issue Date") at a price per share (or having a conversion or exercise price per share) less than the Conversion Price then in effect, in each such case, the Conversion Price shall be appropriately reduced to a price (calculated to the nearest cent) determined by multiplying the Conversion Price then in effect by a fraction (x) the numerator of which is the sum of (A) the number of shares of Common Stock outstanding (calculated as set forth in Section 6(c)(iii) hereof) immediately prior to such issuance or sale plus (B) the number of shares of Common Stock Equivalents which the aggregate consideration received in respect of such issuance or sale would purchase at such Conversion Price and (y) the denominator of which is the total number of shares of Common Stock outstanding (calculated as set forth in Section 6(c)(iii) hereof) after giving effect to such issuance or sale; provided, however, that such fraction will in no event be greater than one (1). An adjustment made pursuant to this clause (ii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. For purposes of this clause (ii), the consideration receivable by the Corporation in connection with the issuance of additional shares of Common Stock or of Common Stock Equivalents since the Issue Date shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents. The issuance or reissuance of any shares of Common Stock (whether treasury shares or newly issued shares) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Price pursuant to clause (i) of this paragraph (c) of this Section 6 of this Certificate of Determination, shall not be deemed to constitute an issuance of Common Stock or Common Stock Equivalents by the Corporation to which this clause (ii) applies. "Excluded Securities" shall mean (i) shares of Common Stock and/or Common Stock Equivalents issuable or issued to employees, outside directors or consultants of the Corporation directly or pursuant to the Corporation's existing stock option plan or any future stock option plan approved by the Board of Directors of the Corporation and (ii) shares of Common Stock and/or Common Stock Equivalents issued or issuable as direct consideration for the acquisition by the Corporation of capital stock or assets of another business entity or in connection with a merger or consolidation to the extent such issuances are





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
approved by a majority of the members of the Board of Directors of the Corporation that are not employees ("Outside Directors").

                      (iii) For purposes of this Section 6(c), the number of shares of Common Stock at any time outstanding shall mean the aggregate of all shares of Common Stock then outstanding (other than any shares of Common Stock then owned or held by or for the account of the Corporation) treating for purposes of this calculation all Common Stock Equivalents then outstanding as having been converted, exchanged or exercised.

                       (iv) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to shareholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

                 (d) The issuance of certificates for shares of Common stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

                 (e) The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                 (f) As used in this Section 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, as constituted on the date of filing of this Certificate of Determination, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends nor be entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets to be issued in exchange for such Common Stock pursuant thereto.

                 (g) Notwithstanding Section 6(a)(iii) hereof, in the case of a Sale of the Corporation (as defined in Section 10 hereof) or a proposed reorganization of the Corporation or a proposed reclassification or recapitalization of the capital stock of the Corporation (except a transaction for which provision for adjustment is otherwise made in this Section 6), each share of





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Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such Sale of the Corporation, reorganization, reclassification or recapitalization; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock. The Corporation shall not effect any such Sale of the Corporation unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, each such holder is entitled to receive.

                 (h) The Corporation will not, by amendment of the Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

                 (i) Upon the occurrence of an Automatic Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. The holder of any shares of Series A Preferred Stock may exercise the optional conversion right specified in paragraph 6(a) as to any part thereof by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby. Conversion shall be deemed to have been effected
(A) in the case of an Automatic Conversion Event, on the date of the occurrence of such event, or (B) in any other case, on the date when delivery of notice of an election to convert and certificates for shares is made, and any such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Corporation), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock. The Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall





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issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

                 (j) No fractional share of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price (as hereinafter defined).

         7. Reports as to Adjustment. Upon any adjustment of the Conversion Price pursuant to the provisions of Section 6 hereof, then, and in each such case, the Corporation shall promptly deliver to the Transfer Agent of the Series A Preferred Stock and the Common Stock and to each of the holders of the Series A Preferred Stock and the Common Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Price in effect following such adjustment. Where appropriate, such notice to holders of the Series A Preferred Stock may be given in advance.

         8. Certain Covenants. Any registered holder of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of any other holders of Series A Preferred Stock with any and all remedies available at law or in equity.

         9. Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                 (a) alter or change the rights, preference or privileges of the shares of Series A Preferred Stock or otherwise amend this Certificate of Determination or the Amended and Restated Articles of Incorporation of the Corporation so as to affect adversely the shares of Series A Preferred Stock; or

                 (b) increase the authorized number of shares of Series A Preferred Stock or issue additional shares of Series A Preferred Stock (except pursuant to Article 6 hereof);

                 (c) create or designate, or authorize the issuance of, any new class or series of stock (i) ranking senior or having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends or upon liquidation, (ii) having rights similar to any rights of the





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Series A Preferred Stock under Section 3 hereof, or (iii) convertible into any such class or series of stock; or

                 (d) change the authorized number of directors of the Corporation.

         10. Definitions. In addition to any other terms defined herein, for purposes of this Certificate of Determination, the following terms shall have the meanings indicated:

                 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

                 "Commission" shall mean the Securities and Exchange Commission, and any successor agency.

                 "Common Stock Equivalent" shall mean securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

                 "Conversion Price," determined as of any date, shall initially equal $3.535, and shall be subject to adjustment as provided in Section 6(c) of this Certificate of Determination.

                 "Current Market Price" shall mean the average of the daily closing prices per share of Common Stock for the 30 consecutive trading days ending on the day in question. The closing price for each day shall be the last reported sales price regular way or, in the case no such reported sales take place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the highest bid and the lowest asked prices quoted on the National Association of Securities Dealers Automated Quotation System or, if not so quoted, as reported by the National Quotation Bureau, Inc.

                 The term "distribution" shall include the transfer of cash or property to the holders of a class of capital stock of the Corporation, without consideration, whether by way of dividend or otherwise (except a dividend in shares of such class of stock), or the purchase or redemption of shares of the Corporation, for cash or property, including such transfer, purchase or redemption by a subsidiary of the Corporation. The time of any distribution by way of dividends shall be the date of declaration thereof, and the time of any distribution by purchase or redemption of shares shall be the date on which cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided, however, that, where a debt security is issued in exchange for shares, the time of the distribution is the date when the Corporation acquires the shares for such exchange.

                 "Filing Date" shall mean the date of filing of this Certificate of Determination.





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
                 "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

                 "Market Price" shall mean the average of the highest bid and lowest asked prices quoted on the NASDAQ.

                 "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

                 "Sale of the Corporation" shall mean consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation.

                 "Securities Act" shall mean the Securities Act of 1993, as amended.

                 "Trading Day" means a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange or the NASDAQ, a day on which such exchange is open for the transaction of business.

         B. The number of shares of Series A Preferred Stock is 5,000,000, none of which have been issued.





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         The undersigned hereby declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


                                       Executed in San Francisco and Palo Alto,
                                       California on July 15, 1997.




                                       ------------------------------------
                                       Kenneth Cheng
                                       Vice President



                                       ------------------------------------
                                       Thomas P. Shanahan
                                       Assistant Secretary





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